Exhibit 2.1

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 4 to the Agreement and Plan of Merger (this “Fourth Amendment”), dated March 15, 2020, is made and entered into by and among: NHT Operating Partnership, LLC, a Delaware limited liability company (“ Parent”); NHT REIT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub ”); NHT Operating Partnership II, LLC, a Virginia limited liability company (“Merger OP” and, collectively with Parent and Merger Sub, the “Parent Parties”); Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”); and Condor Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership” and, together with the Company, the “Company Parties”).

RECITALS

WHEREAS, the Parent Parties and the Company Parties on July 19, 2019, entered into that certain Agreement and Plan of Merger, and on September 13, 2019 entered into that certain Amendment No. 1 to Agreement and Plan of Merger and on December 17, 2020 entered into that certain Amendment No. 2 to Agreement and Plan of Merger and on January 30, 2020 entered into that certain Amendment No. 3 to Agreement and Plan of Merger (as amended, the “Merger Agreement”); and

WHEREAS, the Company Parties and the Parent Parties desire to further amend the Merger Agreement and the board of directors of the Company and the manager of Parent have each approved and declared it advisable for the parties to enter into this Fourth Amendment and consummate the transactions contemplated by the Merger Agreement, including the Mergers, as further amended by this Fourth Amendment, upon the terms and subject to the conditions set forth in the Merger Agreement as further amended by this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Fourth Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

AMENDMENTS AND OTHER AGREEMENTS

Section 1.1    Closing. Notwithstanding anything to the contrary in the Merger Agreement, the parties agree that the Closing shall occur on March 23, 2020. For the avoidance of doubt, the Company acknowledges and agrees that it cannot exercise its rights under Section 7.1(i) of the Merger Agreement unless the Parent fails to consummate the Mergers on March 23, 2020.

Section 1.2    Termination. Section 7.1(b) of the Merger Agreement, as previously amended, is hereby amended by adding the following phrase at the end thereof:

“provided, further, that from and after March 16, 2020, the term End Date is revised to solely mean “March 23, 2020”;

Section 1.3    Certain Business Matters Approval. For the avoidance of doubt, the letter agreement executed by the parties on January 30, 2020 in connection with the that certain Amendment No. 3 to Agreement and Plan of Merger addressing certain business matters with respect to the Mergers and the operations of the Company Parties is extended through March 23, 2020.

ARTICLE II

GENERAL PROVISIONS

Section 2.1     Defined Terms. Except as otherwise set forth in this Fourth Amendment, all capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 2.2     Effect of Amendment. This Fourth Amendment shall be effective as of the date first written above. After giving effect to this Fourth Amendment, unless the context otherwise requires, each reference in the Merger Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Fourth Amendment. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3     Counterparts. This Fourth Amendment may be executed and delivered (including by facsimile or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 2.4     Captions. The captions used in this Fourth Amendment are for convenience of reference only and do not constitute a part of this Fourth Amendment and will not be deemed to limit, characterize or in any way affect any provision of this Fourth Amendment, and all provisions of this Fourth Amendment will be enforced and construed as if no caption had been used in this Fourth Amendment.

Section 2.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Fourth Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Fourth Amendment shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 2.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Fourth Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Fourth Amendment are fulfilled to the extent possible.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be executed as of the date first above written.

NHT OPERATING PARTNERSHIP, LLC

By:	NHT OPERATING PARTNERSHIP GP, LLC, its manager

By:	/s/ Neil Labatte
Name: Neil Labatte
Title: Sole Member

NHT REIT MERGER SUB, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Chief Financial Officer and Secretary

NHT OPERATING PARTNERSHIP II, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Chief Financial Officer and Secretary

[Amendment No. 4 to Merger Agreement]

CONDOR HOSPITALITY LIMITED PARTNERSHIP

By:	Condor Hospitality REIT Trust, its General Partner

By:	/s/ J. William Blackham
Name: J. William Blackham
Title: President

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
Name: J. William Blackham
Title: President and CEO

[Amendment No. 4 to Merger Agreement]

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